NEGOTIABLE PROMISSORY NOTE


$500,000                                                    July 29, 1997
                                                            New York, New York

     FOR VALUE RECEIVED, the undersigned, Take Two Interactive Software, Inc., a Delaware corporation ("Payor"), having its executive office and principal place of business at 575 Broadway, New York, New York 10012, hereby promises to pay to the order of Ocean Bank ("Holder"), having an address at 780 N.W. 42nd Avenue, Miami, Florida 33126, at Holder's address set forth above (or at such other place as Holder may from time to time hereafter direct by notice in writing to Payor), the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00)(the "Principal Amount"), together with accrued interest thereon as set forth in section 1.2 below, in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.

     1. Interest and Payment.

     1.1. The Principal Amount is payable in two (2) equal annual installments of $250,000 (each an "Installment Payment") the first of which is due and payable on July 29, 1998 and the second of which is due and payable on July 29, 1999 (the "Final Payment Date").

     1.2. The principal unpaid amount of this Note outstanding from time to time shall bear interest at a per annum rate equal to eight percent (8%).

     1.3. Interest accrued on the unpaid principal amount of this Note shall be payable quarterly commencing October 31, 1997 and on each January 31, April 30, July 31 and October 31 thereafter until the Final Payment Date, at which time all outstanding amounts due hereunder shall be paid in full. Any amount not paid when due shall bear interest at the lesser of twelve percent (12%) per annum or the maximum rate allowed by law from the original due date until paid.

     1.4. In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York the time for payment of such amount shall be extended to the next succeeding business day and interest shall continue to accrue on any principal amount so affected until the payment thereof on such extended due date.

     1.5. This Note may be prepaid at any time, in whole or in part by Payor. All prepayments on this Note shall be applied first to discharge all accrued and unpaid interest due on the

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unpaid principal balance hereof and the remainder shall be applied to unpaid installments of principal in inverse order of maturity.

     2. Events of Default. If any of the following events (each an "Event of Default") occurs:

          2.1. Payor makes an assignment for the benefit of creditors, or files with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, or Payor files a petition seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Payor, which application or petition is not dismissed or withdrawn within ninety (90) days from the date of its filing; or

          2.2. Payor fails to make any payment hereunder within ten (10) after Payor receives notice of failure to make any such payment;

then, upon the occurrence of any such Event of Default and at any time thereafter as long as such Event of Default is continuing, the holder of this Note shall have the right (at such holder's option) to declare the principal of, accrued unpaid interest on, and all other amounts payable under this Note to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable to the holder of this Note (the "Acceleration Date").

     3. Unconditional Obligation; Fees, Waivers, Other.

     3.1. If Holder shall institute a legal action to enforce the collection of any amount of principal of and/or interest on this Note, then in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, Payor shall pay all costs and expenses incurred by Holder in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

     3.2. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as an acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

     3.3. This Note may not be modified or discharged (other than by payment) except by a writing duly executed by Payor and Holder.

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     3.4. The obligation of Payor to pay all amounts owing under this Note is absolute and unconditional and is not and shall not be subject to any offset, deduction, counterclaim, contra, defense (other than a defense of complete and indefeasible payment of the amounts claimed to be owing) or right of recoupment of any kind or nature whatsoever, however denominated or asserted.

     4. Miscellaneous.

     4.1. The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

     4.2. All notices, requests, demands and other communications given hereunder shall be in writing and shall be deemed to have been duly given: (a) on the date of delivery, if delivered personally or by messenger, (b) on the first business day following the date of timely deposit with Federal Express or other nationally recognized overnight courier service, if sent by such courier specifying next day delivery, (c) upon receipt of confirmation of transmission, if transmitted by telecopier; and (d) on the third business day after mailing, if mailed by registered or certified mail (postage prepaid, return receipt requested); provided, however, that a notice of change of address or telecopier number shall not be deemed to have been given until actually received by the addressee. All such notices, requests, demands and other communications shall be addressed to the indicated party at the address set forth in the preamble or to such other address or telecopier number as either party hereto may designate to the other party hereto by like notice.

     4.3. This Note and the obligations of Payor and the rights of Holder shall be governed by and construed in accordance with the substantive laws of the State of New York without giving effect to the choice of laws rules thereof.

     4.4. If any provision hereof is invalid or unenforceable, the other provisions hereof shall remain in full force and effect. The provisions of this Note shall be binding upon and inure to the benefit of the heirs, personal representatives, successors and assigns of the Payor.

     4.5. Whenever the context requires or permits, the singular shall include the plural, the plural shall include the singular and the masculine, feminine and neuter shall be freely interchangeable.

     4.6. Payor hereby irrevocably waives demand, diligence, presentment for payment and protest, notice of extension, dishonor, maturity and protest and other notices of any kind or nature whatsoever.

     IN WITNESS WHEREOF, the undersigned has executed this note as of the date first above written.

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                                        TAKE TWO INTERACTIVE SOFTWARE, INC.


                                        By:  /s/ Ryan Brant
                                            ---------------------------------
                                             Name: Ryan Brant
                                             Title: CEO

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